Consent of Independent Registered Public Accounting Firm
The Board of Directors
Kirr, Marbach Partners Funds, Inc.:
We consent to the use of our report incorporated by reference herein and to the reference to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/S/ KPMG llp
Chicago, Illinois
January 26, 2006